EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-133567), the Registration Statement on Form S-3 (No. 333-143422), and the Registration Statement on Form S-8 (No. 333-160380) of our report dated June 28, 2010 relating to our audits of the consolidated financial statements of Castle Brands, Inc. and subsidiaries as of March 31, 2010 and 2009, and for the years then ended, which is included in the Annual Report on Form 10-K for the year ended March 31, 2010.  We also consent to the reference to us as Experts in the Registration Statement on Form S-3.

/s/ Eisner LLP
New York, New York
June 28, 2010